EXHIBIT 99.1
Hayes Lemmerz to Rationalize its U.S. Aluminum Wheel Capacity
Northville, MI (March 17, 2006) –Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) today announced that it will close its Huntington, Indiana cast aluminum wheel manufacturing facility by the end of its 2006 fiscal second quarter. The plant closing is part of the Company’s ongoing plan to maximize utilization of its facilities and eliminate excess costs.
The plant, which employs about 185 people, manufactures aluminum wheels for domestic automotive customers. Company officials are meeting today with plant employees to discuss the closure plans.
“This plant closing is not a reflection on the strong workforce we have in Huntington. They are a talented and dedicated group,” said Fred Bentley, Chief Operating Officer & President of the Company’s Global Wheel Group. “We have determined that with certain programs winding down at this facility, the most effective course of action is to better align our available capacity with the market, and make our overall cost structure more competitive.”
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 35 facilities and 10,000 employees worldwide.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162